UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report
(Date of earliest event reported)  August 31, 2006

MICRO COMPONENT TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-22384	41-0985960
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation or organization)	Number)	Identification No.)

2340 West County Road C, St. Paul, Minnesota 55113

(651) 697-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Solicitiing material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencemnt communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencemnt communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A  MATERIAL DEFINITIVE AGREEMENT.

(a)           On August 28, 2006, the Company sent the holders of the Company’s 10% Senior Subordinated Convertible Notes an Offer to Reduce Note Conversion Price, in which the Company offered to reduce the conversion price of the Notes to $0.29 per share if the holders agreed to convert their Notes by August 31, 2006.  Effective August 31, 2006, holders of $2,135,000 in principal amount of the Notes (62%) accepted the offer and agreed to convert their Notes.

(b)           Effective September 6, 2006, Laurus Master Fund, Ltd. (“Laurus”), entered into an agreement with the Company, in which Laurus agreed that it would not sell, prior to January 1, 2007, any shares of the Company’s common stock underlying the options and warrants covering 2,556,651 shares granted to Laurus in connection with prior financing transactions.  Laurus acquired 1,200,000 shares for $.01 per share on August 1, 2006, pursuant to its exercise of one of the options.  Laurus’ agreement not to sell will terminate prior to January 1, 2007, if the Company engages in a corporate reorganization or there is a tender offer for the Company’s shares.

ITEM 3.02             UNREGISTERED SALE OF EQUITY SECURITIES.

The Company is in the process of issuing 7,362,069 shares of common stock to certain holders of our 10% Senior Subordinated Convertible Notes, pursuant to their Elections to Convert, effective August 31, 2006.  No funds were paid to the Company for the shares and no commissions were paid by the Company.  Issuance of the shares was exempt from registration under Rule 506 under the Securities Act of 1933, because the purchasers are accredited investors, there was no general solicitation or advertising, and the shares are subject to limitations on resale.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 6, 2006	MICRO COMPONENT TECHNOLOGY, INC.
(Registrant)

By: /s/ BachThuy T. Vo
(BachThuy T. Vo, Interim Chief Financial Officer)